==============================================================================

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               ------------

                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934



                      THERMADYNE HOLDINGS CORPORATION
                             (Name of Issuer)

                               Common Stock
                              $0.01 PAR VALUE
                      (Title of Class of Securities)

                               ------------

                                 883435109
                              (CUSIP Number)

                    Donaldson, Lufkin & Jenrette, Inc.
                    (Name of Persons Filing Statement)

                           George R. Bason, Jr.
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                         New York, New York 10017
                          Tel. No.: 212 450 4340
                  (Name, Address and Telephone Number of
                   Person Authorized to Receive Notices
                            and Communications)

                             January 21, 1998
                  (Date of Event which Requires Filing of
                              this Statement)

                               ------------

               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]

==============================================================================

                               SCHEDULE 13D

     No. 883435109                                          Page 1 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Mercury Acquisition Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]


 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                   7    SOLE VOTING POWER

                                        -0-

                                   8    SHARED VOTING POWER

       NUMBER OF SHARES                 5,942,708
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON          9    SOLE DISPOSITIVE POWER
             WITH
                                        -0-

                                  10    SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                    Page 2 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                   7   SOLE VOTING POWER

                                       -0-

                                   8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY              5,942,708
    EACH REPORTING PERSON
             WITH                  9   SOLE DISPOSITIVE POWER

                                       -0-

                                  10   SHARED DISPOSITIVE POWER

                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                    Page 3 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II-A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                    Page 4 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners - A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                    Page 5 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                    Page 6 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ EAB Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                    Page 7 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Offshore Partners II, C.V.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles

                                    7    SOLE VOTING POWER

                                         -0-

                                    8    SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY                5,942,708
    EACH REPORTING PERSON
             WITH                   9    SOLE DISPOSITIVE POWER

                                         -0-

                                   10    SHARED DISPOSITIVE POWER

                                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                    Page 8 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                    Page 9 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 10 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 11 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners - A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 12 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Associates LP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 13 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 14 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ First ESC, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 15 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ ESC II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 16 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ LBO Plans Management Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 17 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJMB Funding II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 18 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Capital Investors, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                   7   SOLE VOTING POWER

                                       -0-

                                   8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY              5,942,708
    EACH REPORTING PERSON
            WITH                   9   SOLE DISPOSITIVE POWER

                                       -0-

                                  10   SHARED DISPOSITIVE POWER

                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 19 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997 Partners

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 20 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 -- See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% -- See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 21 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donaldson Lufkin & Jenrette, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC, CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 22 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Equitable Companies Incorporated

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               5,942,708
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO, HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 23 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA - UAP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

 14  TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 24 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Finaxa

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

 14  TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 25 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances I.A.R.D. Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                   7    SOLE VOTING POWER

                                        See Item 5

                                   8    SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                9    SOLE DISPOSITIVE POWER

                                        See Item 5

                                  10    SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 26 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7     SOLE VOTING POWER

                                          See Item 5

                                    8     SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY               See Item 5
      EACH REPORTING PERSON
               WITH                 9     SOLE DISPOSITIVE POWER

                                          See Item 5

                                   10     SHARED DISPOSITIVE POWER

                                          See Item 5


 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5
 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 27 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Courtage Assurance Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY            See Item 5
       EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 28 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alpha Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY            See Item 5
       EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                    10  SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 29 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Claude Bebear, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 30 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Patrice Garnier, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY            See Item 5
       EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 883435109                                   Page 31 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Henri de Clermont - Tonnerre, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY           See Item 5
        EACH REPORTING PERSON
                 WITH               9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,942,708 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.7% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



               Item 1.  Security and Issuer.

               The class of equity securities to which this statement relates is the common stock, $0.01 par value per share (the "Shares"), of Thermadyne Holdings Corporation, a Delaware corporation ("Thermadyne"). The principal executive offices of Thermadyne are located at 101 S. Hanley Rd. Ste. 300, St. Louis, MO 63105.

               Item 2.  Identity and Background.

               This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"):(1) Mercury Acquisition Corporation, a Delaware corporation ("Mercury"); (2) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II"); (3) DLJ Merchant Banking Partners II-A, L.P. a Delaware limited partnership ("Partners II-A"); (4) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (5) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (6) DLJ Offshore Partners II, C.V., a
Netherlands Antilles limited partnership ("Offshore II"); (7) DLJ EAB
Partners, L.P., a Delaware limited partnership ("EAB"); (8) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (9) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (10) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified");
(11) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"); (12) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates"); (13) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (14) DLJ First ESC L.P., a Delaware limited partnership ("ESC"); (15) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (16) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (17) DLJ MB Funding II, Inc., a Delaware corporation ("Funding II"); (18) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (19) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners") (20) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (22) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (22) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (23) AXA-UAP, a societe anonyme organized under the laws of France ("AXA"); (24) Finaxa, a societe anonyme organized under the laws of France; (25) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (26) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (27) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (28) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; and
(29) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997.

               Partners II, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified-A, Funding II, 1997 Partners, ESC, and ESC II are collectively referred to as the "DLJ Funds".

               Partners II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of Partners II and Partners II-A.

               EAB is Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

               Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore II.

               MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

               MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner Offshore II, MBII INC is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

               Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

               Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners and subject to the terms of the Diversified Agreement, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

               Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

               ESC and ESC II are Delaware limited partnerships and "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

               LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

               Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

               DLJCI is a Delaware corporation a holding company. DLJCI is a wholly owned subsidiary of DLJ.

               1997 Partners is a Delaware general partnership which makes investments for long term appreciation generally side-by-side with Partners
II.  Plan 1997 and DLJ are each general partners of 1997 Partners.

               Plan 1997 is a Delaware corporation. Plan 1997 is a wholly owned subsidiary of DLJ.

               DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI and Plan 1997. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

               EQ is a Delaware corporation and is a holding company. As of January 29, 1998, EQ owns, directly or indirectly, 76.4% of DLJ.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of December 8, 1997, approximately 59% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of January 29, 1998, AXA directly owned 0.15% of DLJ.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 5, 1997, Finaxa controlled directly and indirectly approximately 22.4% of the issued ordinary shares (representing approximately 32.8% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and Alpha Assurances Vie Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 5, 1997, the Mutuelles AXA, as a group, control approximately 61.4% of the issued shares (representing approximately 72.0% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 5, 1997, the Mutuelles AXA directly or indirectly controlled 25.9% of the issued ordinary shares (representing 37.8% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of Equitable capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule I attached hereto.

               The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 1290 Avenue of the Americas, New York, New York 10104.

               The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grand, 75006 Paris, France; and of Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

               The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of Equitable, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through O, respectively, attached hereto.

               During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through O attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

               Item 3.   Source and Amount of Funds or Other Consideration.

               Mercury has entered into the Voting Agreements ("Voting Agreements") described in the response to Item 4. Neither Mercury nor any of the other persons listed in the response to Item 2 has expended any funds in connection with the Voting Agreements.

               Item 4. Purpose of Transaction.

               On January 21, 1998, Thermadyne and Mercury entered into the Agreement and Plan of Merger (the "Merger Agreement," attached hereto and made a part hereof as Exhibit 3). The Merger Agreement provides, among other things, for the merger of Mercury with and into Thermadyne (the "Merger"), with Thermadyne as the surviving corporation (the "Surviving Corporation").
The Merger contemplates that approximately 95.7% of the issued and outstanding Shares of Thermadyne will be converted into cash and that approximately 4.3% of
such Shares will be retained by existing stockholders.   The Merger will
become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Mercury, all as provided under Delaware Law. The Merger is subject to customary conditions, including approval and adoption of the Merger Agreement by the stockholders of Thermadyne.

               After the Merger, it is expected that the DLJMB Funds will beneficially own approximately 82% of the outstanding shares of common stock of the Surviving Corporation.

                In connection with the Merger, on January 21, 1998, Magten Asset Management Corp. and certain of its related entities ("Magten") and Fidelity Capital & Income Fund ("Fidelity") (each a "Stockholder", together the "Significant Stockholders") entered into the Voting Agreements with Thermadyne and Mercury dated as of January 20, 1998 (attached hereto and made a part hereof as Exhibit 4). Pursuant to the Voting Agreements, Magten and Fidelity have agreed to vote approximately 53.7% of the outstanding Shares, in favor of approval and adoption of the Merger Agreement.

               During the period (the "Agreement Period") beginning on January 20, 1998 and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 90 days after the termination of the Merger Agreement in accordance of Section 9.01(c) (in the case of a termination by Mercury), (e), (f) or (g) thereof and payment in full of all amounts (if any) payable to Mercury pursuant to Section 5.04 of the Merger Agreement, (iii) the date of termination of the Merger Agreement for any other reason and (iv) June 30, 1998, each of the Significant Stockholders has agreed to vote the Shares held by such Stockholder (the "Scheduled Securities") to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting or meetings of the stockholders of Thermadyne, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version or versions thereof), or such other actions, are submitted for the consideration and vote of the stockholders of Thermadyne.

               Each of the Stockholders has agreed that during the Agreement Period, it will not vote any of such Stockholder's Scheduled Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Thermadyne or any other extraordinary transaction involving Thermadyne or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

               Each of the Stockholders has agreed that during the Agreement Period, if it sells, transfers, assigns or otherwise disposes (each, a "Transfer") of any Scheduled Securities (whether to an affiliate or otherwise), it will require the transferee of such Scheduled Securities to execute and deliver to Mercury and Thermadyne a voting agreement identical in form to the Voting Agreement except for the identity of such Stockholder prior to or concurrent with such Transfer.

               Each Stockholder has agreed that until the termination of the Voting Agreements, such Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Thermadyne or any Subsidiary or afford access to the properties, books or records of Thermadyne or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal. Such Stockholder will promptly notify Mercury after receipt of any Acquisition Proposal or any indication that any Third Party is considering making an Acquisition Proposal or any request for nonpublic information relating to Thermadyne or any Subsidiary or for access to the properties, books or records of Thermadyne or any Subsidiary by any Third Party that may be considering making, or has made, an Acquisition Proposal and will keep Mercury fully informed of the status and details of any such Acquisition Proposal, indication or request. For the purposes of the Voting Agreements, "Acquisition Proposal" means, with respect to any Stockholder, an Acquisition Proposal as defined in the Merger Agreement but only in respect of such Stockholder's Scheduled Securities.

               The Voting Agreements will terminate upon the termination of the Agreement Period.

               Subject to market conditions and other factors, the DLJMB Funds or other affiliates of DLJ may acquire or dispose of shares of Thermadyne from time to time in future open-market, privately negotiated or other transactions, may agree with Thermadyne or the Stockholders to amend the Merger Agreement or the Voting Agreements, may enter into agreements with third parties relating to acquisitions of securities to be issued by the Surviving Corporation or Mercury, may enter into agreements with the management of Thermadyne relating to acquisitions of shares of the Surviving Corporation by members of management, issuances of options to management or their employment by the surviving corporation, or may effect other similar agreements or transactions.

               Item 5.  Interest in Securities of the Issuer.

               Mercury, pursuant to the Voting Agreements, has acquired the agreement to vote in favor of the adoption and approval of the Merger Agreement, and, for purposes of Rule 13d-3 promulgated under the Exchange Act, may be deemed to beneficially own, 5,942,708 Shares (the "Mercury Shares"), representing approximately 53.7% of the outstanding Shares of Thermadyne. Mercury disclaims beneficial ownership of the Mercury Shares.

               Each of the DLJ Entities may be deemed to beneficially own the Mercury Shares. However, each of the DLJ Entities disclaims beneficial ownership of the Mercury Shares.

               As the sole stockholder of DLJCI and UKIP 1997 INC, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Mercury Shares that may be deemed to be owned beneficially by each of DLJCI and UKIP 1997 INC. Because of EQ's ownership interest in DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Mercury Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Mercury Shares.

               Because of AXA's ownership interest in EQ, and the AXA Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Mercury Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Mercury Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA
Voting Trustees expressly disclaim beneficial ownership of any of the Mercury Shares.

               Item 6. Contracts, Arrangements, Understandings or
Relationships with Respect to Securities of the Issuer.

               See response to Item 4.

               A copy of each of the Merger Agreement and the Voting Agreements are attached hereto as Exhibit 3 and 4 and are incorporated herein by reference.

               On January 21, 1998, Mercury entered into a letter agreement (the "Management Side Letter") with certain executive officers of Thermadyne, dated as of January 20, 1998, providing that Mercury will enter into employment agreements and related arrangements with certain members of the senior management ("Senior Management") of Thermadyne, effective at the closing of the transactions contemplated under the Merger Agreement. The Management Side Letter provides that management will elect to receive stock (subject to proration) in the Merger for all existing management-owned Shares. Employee-held stock options will be cashed out at the closing of the merger, except that Senior Management will receive a certain portion of the spread value of their options (approximately $1.5 million) in the form of an aggregate of 43,574 shares of phantom stock of the Surviving Corporation. In addition, Mercury expects to offer Senior Management the opportunity to purchase approximately 43,574 additional shares of common stock of the Surviving Corporation for $1.5 million, using the proceeds of non-recourse loans or other funds. Also, at the effective time of the Merger, Thermadyne expects to establish a new stock option plan pursuant to which up to 318,069 shares of common stock of the Surviving Corporation will be reserved for issuance upon exercise of options which may be granted to Senior Management and certain other officers and employees.

               The new employment agreements will be on substantially the same terms and conditions as the current employment agreement of Thermadyne's chairman and chief executive officer, except that, among other things, the agreements will provide that the base salary and bonus percentage level for any such executive will be no less than the current base salary and bonus percentage level set for such executive and that upon a constructive termination without cause of such executive's employment (which includes, among other things, reductions of compensation, title, position or duties), such executive will be entitled to receive such executive's then current salary and other benefits through the later to occur of the termination date of the agreement or 18 months from the date of termination of such executive's employment. In addition, the Management Side Letter provides for the appointment of Thermadyne's chairman and chief executive officer and its chief financial officer to the board of the Surviving Corporation in the Merger.

               Except for the agreements described above or in the response to
Item 4, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of Thermadyne, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

               Item 7. Material to be Filed as Exhibits.

               Exhibit 1: Joint filing agreement among the Reporting Persons

               Exhibit 2: Powers of Attorney

               Exhibit 3: Agreement and Plan of Merger dated as of January 20, 1998 between Thermadyne Holdings Corporation and Mercury Acquisition Corporation.

               Exhibit 4: Voting Agreements dated January 20, 1998 among Thermadyne Holdings Corporation, Mercury Acquisition Corporation and Magten Asset Management Corp. and among Thermadyne Holdings Corporation, Mercury Acquisition Corporation and Fidelity Capital & Income Fund.



                                SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    Mercury Acquisition Corporation



                                    By: /s/ William F. Dawson, Jr.
                                        -----------------------------------
                                        Name: William F. Dawson, Jr.
                                        Title: Vice President and Secretary



After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Merchant Banking Partners II, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By:  /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President







   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Merchant Banking Partners II-A, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By:  /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Millennium Partners, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner


                                    By:  /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President

   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Millennium Partners-A, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner


                                    By:  /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ EAB Partners, L.P.

                                    By  DLJ LBO Plans Management Corporation
                                       as Managing General Partner


                                    By:  /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Offshore Partners II, C.V.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Advisory General Partner



                                    By: /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Merchant Banking II, LLC

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing Member




                                    By: /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Merchant Banking II, Inc.



                                    By: /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President




               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Diversified Partners, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Ivy Dodes
                                        -----------------------------------
                                        Name: Ivy Dodes
                                        Title: Vice President




      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Diversified Partners-A, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer




      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Diversified Associates, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer




               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Diversified Partners, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ First ESC, L.P.


                                    By DLJ LBO Plans Management Corporation, as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ ESC II L.P.

                                    By DLJ LBO Plans Management Corporation,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ LBO Plans Management Corporation


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJMB Funding II, Inc.


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    DLJ Capital Investors, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    UK Investment Plan 1997 Partners

                                    By UK Investment Plan 1997, Inc.


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President, Secretary and
                                               Treasurer

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    UK Investment Plan 1997, Inc.





                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President, Secretary and
                                               Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    Donaldson, Lufkin & Jenrette, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    The Equitable Companies Incorporated



                                    By: /s/ Alvin H. Fenichel
                                        -----------------------------------
                                        Name: Alvin H. Fenichel
                                        Title: Senior Vice President and
                                               Controller

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 11, 1998

                                    AXA-UAP
                                    Finaxa
                                    AXA Assurances I.A.R.D. Mutuelle
                                    AXA Assurances Vie Mutuelle
                                    AXA Courtage Assurance Mutuelle
                                    Alpha Assurances Vie Mutuelle
                                    Claude Bebear, as AXA Voting Trustee
                                    Patrice Garnier, as AXA Voting Trustee
                                    Henri de Clermont-Tonnerre, as AXA Voting
                                    Trustee


                                    Signed on behalf of each of the above


                                    By: /s/ Alvin H. Fenichel
                                        -----------------------------------
                                        Name: Alvin H. Fenichel
                                        Title: Attorney-in-fact



                                                                    Schedule A
                       Executive Officers and Directors
                                      of
                        Mercury Acquisition Corporation

              The names of the Directors and the names and titles of the Executive Officers of Mercury Acquisition Corporation ("Mercury") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Mercury at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Mercury and each individual is a United States citizen.


      Name, Business Address     Present Principal Occupation

*     Peter T. Grauer            President and Treasurer; Managing Director,
                                 DLJ Merchant Banking II, Inc.

*     William F. Dawson, Jr.     Vice President and Secretary; Senior Vice
                                 President, Donaldson, Lufkin & Jenrette
                                 Securities Corporation
----------
*     Director




                                                                    Schedule B
                       Executive Officers and Directors
                                      of
                         DLJ Merchant Banking II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.


       Name, Business Address       Present Principal Occupation
       ----------------------       ----------------------------

*      Hamilton E. James            Chairman; Managing Director, Donaldson,
                                    Lufkin & Jenrette, Inc.

*      Nicole S. Arnaboldi          Managing Director

*      Thompson Dean                Managing Director

       Carlos Garcia                Managing Director

*      Peter T. Grauer              Managing Director

*      David L. Jaffe               Managing Director

*      Lawrence M.v.D. Schloss      Managing Director and Chief Operating
                                    Officer

*      Karl R. Wyss                 Managing Director
----------
*      Director





                                                                    Schedule C
                       Executive Officers and Directors
                                      of
                        DLJ Diversified Partners, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.


     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson,
                                Lufkin & Jenrette, Inc.

*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating
                                Officer; Managing Director and Chief
                                Operating Officer, DLJ Merchant Banking II,
                                Inc.

*    Marjorie S. White          Secretary and Treasurer; Vice President and
                                Secretary, Donaldson, Lufkin & Jenrette, Inc.
----------
*    Director





                                                                    Schedule D
                       Executive Officers and Directors
                                      of
                            DLJMB Funding, II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ---------------------------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Charles J. Hendrickson    Treasurer; Senior Vice President and
                               Treasurer, Donaldson, Lufkin & Jenrette, Inc.

     Marjorie S. White         Secretary; Vice President and Secretary,
                               Donaldson, Lufkin & Jenrette, Inc.
----------
*    Director




                                                                    Schedule E
                       Executive Officers and Directors
                                      of
                     DLJ LBO Plans Management Corporation

      The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Vincent DeGiaimo          Vice President; Senior Vice President and
                               Managing Director, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President and Secretary; Vice President,
                               Donaldson, Lufkin & Jenrette, Inc.
----------
*    Director





                                                                    Schedule F
                       Executive Officers and Directors
                                      of
                          DLJ Capital Investors, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    John S. Chalsty           Chairman; Chairman and Chief Executive
                               Officer, Donaldson, Lufkin & Jenrette, Inc.

*    Hamilton E. James         Chief Executive Officer; Managing Director,
                               Donaldson, Lufkin & Jenrette, Inc.

*    Joe L. Roby               Chief Operating Officer; President and Chief
                               Operating Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Anthony F. Daddino        Executive Vice President and Chief Financial
                               Officer; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Secretary and Treasurer; Vice President and
                               Secretary, Donaldson, Lufkin & Jenrette, Inc.
----------
*    Director





                                                                    Schedule G
                       Executive Officers and Directors
                                      of
                         UK Investment Plan 1997, Inc.

      The names of the Directors and the names and titles of the Executive Officers of UK Investment Plan 1997, Inc. ("UKIP 1997 INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of UKIP 1997 INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to UKIP 1997 INC and each individual is a United States citizen.


     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

     Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President, Secretary and Treasurer; Vice
                               President and Secretary, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Stuart S. Flamberg        Director of Taxes; Senior Vice President and
                               Director of Taxes, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Mark A. Competiello       Tax Manager; Senior Vice President and Tax
                               Manager, Donaldson, Lufkin & Jenrette, Inc.
----------
*    Director





                                                                    Schedule H
                       Executive Officers and Directors
                                      of
                      Donaldson, Lufkin & Jenrette, Inc.


      The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.


Name, Business Address                Present Principal Occupation
-----------------------------         ----------------------------------------
*  John S. Chalsty                    Chairman and Chief Executive Officer

*  Joe L. Roby                        President and Chief Operating Officer

*  Claude Bebear (1)                  Chairman of the Executive Committee
   AXA-UAP                            of the Board, AXA-UAP
   23, avenue Matignon
   75008 Paris, France

*  Henri de Castries (1)              Senior Executive Vice President
   AXA-UAP                            Financial Services and Life Insurance
   23, avenue Matignon                Activities (U.S. & U.K.), AXA-UAP
   75008 Paris, France

*  Denis Duverne (1)                  Senior Vice President - International
   AXA-UAP                            Life, AXA-UAP
   23, avenue Matignon
   75008 Paris, France

*  Louis Harris                       Chairman and Chief Executive Officer,
   LH Research                        LH Research (research)
   152 East 38th Street
   New York, New York 10016-2605

*  Henri G. Hottinguer (2)            Chairman and Chief Executive Officer,
   Banque Hottinguer                  Banque Hottinguer (banking)
   38, rue de Provence
   75009 Paris, France

*  W. Edwin Jarmain                   President, Jarmain Group Inc. (private
   Jarmain Group Inc.                 investment holding company)
   Suite 2525, Box 36
   121 King Street, West
   Toronto, Ontario
   M5H 3T9 Canada

*  Francis Jungers                    Retired
   19880 NW Nestucca Drive
   Portland, Oregon 97229

*  Joseph J. Melone                   Chairman of the Executive Committee
   1290 Avenue of the Americas        of the Board, The Equitable Companies
   New York, New York 10104           Incorporated

*  Edward D. Miller                   President and Chief Executive Officer,
   1290 Avenue of the Americas        The Equitable Companies Incorporated
   New York, New York 10104

*  W.J. Sanders, III                  Chairman and Chief Executive Officer,
   Advanced Micro Devices, Inc.       Advanced Micro Devices
   901 Thompson Place
   Sunnyvale, CA 94086

*  Stanley B. Tulin                   Executive Vice President and Chief
                                      Financial Officer, The Equitable
                                      Companies Incorporated

*  John C. West                       Retired
   Bothea, Jordan & Griffin
   23B Shelter Cove
   Hilton Head Island, SC 29928

*  Carl B. Menges                     Vice Chairman of the Board

*  Hamilton E. James                  Managing Director

*  Richard S. Pechter                 Managing Director

*  Theodore P. Shen                   Managing Director

*  Anthony F. Daddino                 Executive Vice President and Chief
                                      Financial Officer
----------
*  Director
(1) Citizen of the Republic of France
(2) Citizen of Canada
(3) Citizen of Switzerland




                                                                    Schedule I
                       Executive Officers and Directors
                                      of
                     The Equitable Companies Incorporated

   The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.


  Name, Business Address        Present Principal Occupation
  ----------------------        ----------------------------

* Claude Bebear (1)             Chairman of the Board; Chairman of the
  AXA-UAP                       Executive Board, AXA-UAP
  23, avenue Matignon
  75008 Paris, France

* John S. Chalsty               Chairman and Chief Executive Officer,
  Donaldson, Lufkin &           Donaldson, Lufkin & Jenrette, Inc.
    Jenrette, Inc.
  277 Park Avenue
  New York, NY  10172

* Francoise Colloc'h (1)        Senior Executive Vice President, Group
  AXA-UAP                       Human Resources and Communications,
  23, avenue Matignon           AXA-UAP
  75008 Paris, France

* Henri de Castries (1)         Vice Chairman of the Board; Senior
  AXA-UAP                       Executive Vice President, Financial Services
  23, avenue Matignon           and Life Insurance Activities, U.S. & U.K.),
  75008 Paris, France           AXA-UAP

* Joseph L. Dionne              Chairman and Chief Executive Officer, The
  The McGraw-Hill Companies     McGraw-Hill Companies (publishing)
  1221 Avenue of the Americas
  New York, NY  10020

* William T. Esrey              Chairman and Chief Executive Officer, Sprint
  Sprint Corporation            Corporation (telecommunications)
  P.O. Box 11315
  Kansas City, MO  64112

* Jean-Rene Fourtou (1)         Chairman and Chief Executive Officer,
  Rhone-Poulenc S.A.            Rhone-Poulenc S.A. (manufacturer of
  25 quai Paul Doumer           chemicals and agricultural products)
  92408 Courbevoie Cedex
  France

* Jacques Friedmann (1)         Chairman of the Supervisory Board,
  AXA-UAP                       AXA-UAP
  9, Place Vendome
  75001 Paris
  France

  Robert E. Garber              Executive Vice President and General
                                Counsel; Executive Vice President and
                                General Counsel, The Equitable Life
                                Assurance Society of the United States

  Jerome S. Golden              Executive Vice President

* Donald J. Greene, Esq.        Counselor-at-Law, Partner, LeBoeuf, Lamb,
  LeBoeuf, Lamb, Greene         Greene & MacRae, L.L.P. (law firm)
      & MacRae, L.L.P.
  125 West 55th Street
  New York, NY 10019

* Anthony J. Hamilton (2)       Group Chairman and Chief Executive Officer,
  Fox-Pitt, Kelton Group        Fox-Pitt, Kelton Group Limited (finance)
    Limited
  35 Wilson Street
  London, England  EC2M 2SJ

* John T. Hartley               Retired Chairman and Chief Executive
  Harris Corporation            Officer, currently Director, Harris
  1025 NASA Boulevard           Corporation (manufacturer of electronic,
  Melbourne, FL  32919          telephone and copying systems)

* John H. F. Haskell, Jr.       Director and Managing Director, SBC
  Dillon, Read & Co., Inc.      Warburg Dillon Read, Inc. (formerly Dillon,
  535 Madison Avenue            Read & Co., Inc.) (investment banking firm)
  New York, NY  10022

  Michael Hegarty               Senior Executive Vice President and Chief
                                Operating Officer; President and Chief
                                Operating Officer, The Equitable Life
                                Assurance Society of the United States

* Mary R. (Nina) Henderson      President, Best Foods Grocery of CPC
  CPC Specialty Markets Group   International, Inc. (food manufacturer)
  700 Sylvan Avenue
  Englewood, NJ  07632

* W. Edwin Jarmain (3)          President, Jarmain Group Inc. (private
  Jarmain Group Inc.            investment holding company)
  Suite 2525
  121 King Street West
  Toronto, Ontario M5H 3T9
  Canada

* Joseph J. Melone              Chairman of the Executive Committee of the
                                Board; Chairman of the Executive Committee of the Board, The Equitable Life Assurance
                                Society of the United States

* Edward D. Miller              President and Chief Executive Officer;
                                Chairman and Chief Executive Officer, The
                                Equitable Life Assurance Society of the
                                United States

  Peter D. Noris                Executive Vice President and Chief
                                Investment Officer; Executive Vice President and Chief Investment Officer, The Equitable
                                Life Assurance Society of the United States

* Didier Pineau-Valencienne(1)  Chairman and Chief Executive Officer,
  64/70, avenue Jean Baptiste   Schneider S.A. (electric equipment)
    Clement
  92646 Boulogne Cedex, France

* George J. Sella, Jr.          Retired Chairman, President and Chief
  American Cyanamid Company     Executive Officer, American Cyanamid
  P.O. Box 397                  Company (manufacturer of pharmaceutical
  Newton, NJ  07860             products and agricultural products)

  Jose Suquet                   Executive Vice President; Executive Vice
                                President and Chief Distribution Officer; The
                                Equitable Life Assurance Society of the
                                United States

  Stanley B. Tulin              Executive Vice President and Chief Financial
                                Officer; Senior Executive Vice President and
                                Chief Financial Officer, The Equitable Life
                                Assurance Society of the United States

* Dave H. Williams              Chairman and Chief Executive Officer,
  Alliance Capital              Alliance Capital Management Corp.
  Management Corporation        (investment adviser)
  1345 Avenue of the Americas
  New York, NY  10105
----------
*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of United Kingdom
(3)  Citizen of Canada





                                                                    Schedule J

             Members of Executive Committee and Supervisory Board
                                      of
                                    AXA-UAP



   The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA-UAP and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA-UAP and each individual is a citizen of the Republic of France.

                      Members of the Executive Committee

Name, Business Address            Present Principal Occupation
------------------------------    ----------------------------------------

Claude Bebear                     Chairman of the Executive Board

Donald Brydon (1)                 Senior Executive Vice President, AXA
                                  Asset Management Europe

Henri de Castries                 Senior Executive Vice President,
                                  Financial Services and Insurance
                                  Activities (U.S. and U.K.)

John Chalsty (2)                  Senior Executive Vice President;
                                  Chairman and Chief Executive
                                  Officer,
                                  Donaldson, Lufkin & Jenrette, Inc.
                                  (investment banking)

Francoise Colloch                 Senior Executive Vice President,
                                  Group Human Resources and
                                  Communications

Jean-Pierre Gerard (3)            Senior Executive Vice President;
                                  Chief Executive Officer, Royale Beige
                                  (insurance)

Denis Kessler                     Senior Executive Vice President,
                                  Insurance Activities outside France,
                                  U.K. and U.S.

Claus Kleyboldt (4)               Senior Executive Vice President;
                                  Chairman of the Executive Board of
                                  AXA Colonia (insurance)

Gerard de La Martiniere           Senior Executive Vice President,
                                  Chief Financial Officer

Joseph J. Melone (2)              Chairman of the Executive Committee
                                  of the Board, The Equitable
                                  Companies Incorporated

Edward D. Miller (2)              Senior Executive Vice President;
                                  President and Chief Executive Officer,
                                  The Equitable Companies Incorporated

Jean-Louis Meunier                Senior Executive Vice President,
                                  Central Underwriting Officer

Michel Pinault                    Senior Executive Vice President,
                                  Group Administration

Claude Tendil                     Senior Executive Vice President,
                                  French Insurance Activities,
                                  international risks, transborder
                                  insurance projects and information
                                  systems policy

Geoff Tomlinson (5)               Senior Executive Vice President;
                                  Managing Director, National Mutual
                                  Holdings (insurance)

Dave H. Williams (2)              Senior Executive Vice President;
                                  Chairman and Chief Executive
                                  Officer, Alliance Capital Management
                                  Corporation (investment adviser)

Mark Wood (1)                     Senior Executive Vice President;
                                  Managing Director, Sun Life &
                                  Provincial Holdings plc





                       Members of the Supervisory Board


Name, Business Address                  Present Principal Occupation
------------------------------------    --------------------------------------

Jacques Friedmann                       Chairman of the Supervisory Board
9, Place Vendome
75008 Paris, France

Jean-Louis Beffa                        Chairman and Chief Executive
"Les Miroirs"                           Officer,
Cedex 27                                Compagnie de St. Gobain (industry)
92096 Paris La Defense, France

Antoine Bernheim                        General Partner, Lazard Freres et Cie
121, Avenue Haussman                    (investment banking); Chairman,
75008 Paris, France                     Assicurazioni Generali S.p.A.
                                        (insurance)

Jacques Calvet                          Former Chairman of the Executive
75, avenue de la Grande Armee           Board, Peugeot S.A. (auto
75116 Paris, France                     manufacturer)

David Dautreseme                        General Partner, Lazard Freres et Cie
121, Boulevard Haussman                 (investment banking)
75008 Paris, France

Guy Dejouany                            Honorary Chairman, Compagnie
52, rue d'Anjou                         Generaledes Eaux (industry and
75008 Paris, France                     services)

Paul Desmarais (7)                      Chairman and Chief Executive
751, Square Victoria                    Officer, Power Corporation (industry
Montreal Quebec                         and services)
H3Y 3JY Canada

Jean-Rene Fourtou                       Chairman and Chief Executive
25, quai Paul Doumer                    Officer, Rhone-Poulenc S.A.
93408 Courbevoie Cedex                  (industry)
France

Michel Francois-Poncet                  Chairman of the Supervisory Board,
5, Rue d'Antin                          Compagnie Financiere de Paribas
75002 Paris, France                     (financial services and banking)

Patrice Garnier                         Director, Finaxa
Latreaumont
76360 Baretin, France

Anthony J. Hamilton (1)                 General Partner, Fox-Pitt, Kelton
35 Wilson Street                        Group Limited (finance)
London, England EC2M 2SJ

Henri Hottinguer (6)                    Vice Chairman, Financier Hottinguer
38, rue de Provence                     (banking)
75009 Paris, France

Richard H. Jenrette (2)                 Senior Advisor, Donaldson, Lukfin
c/o Donaldson, Lukfin & Jenrette,       & Jenrette, Inc. (investment banking)
Inc.
277 Park Avenue
New York, New York 10172

Henri Lachmann                          Chairman and Chief Executive
56, rue Jean Giraudoux                  Officer, Stafor Facom (office
67200 Strasbourg, France                furniture)

Gerard Mestallet                        Chairman of the Executive Board
1, rue d'Astorg                         (finance) Suez Lyonnaise des Eaux
75008 Paris, France

Friedel Neuber                          Chairman of the Executive Board,
Girozentrade Herzogstrasse 15           WestDeutsche Landesbank (banking)
D40127 Dusseldorf, Germany

Alfred von Oppenheim (4)                Chairman, Bank Oppenheim
Konsortium Oppenheim                    (banking)
Unter Sachsenrausen 4
50667 Koln, Germany

Michel Pebereau                         Chairman and Chief Executive
16, Boulevard des Italiens              Officer, Banque Nationale de Paris
75009 Paris, France                     (banking)

Didier Pineau-Valencienne               Chairman and Chief Executive
64-70, avenue Jean Baptiste Clement     Officer, Schneider S.A. (electric
92646 Boulogne Cedex, France            equipment)

Bruno Roger                             General Partner, Lazard Freres &
121, Boulevard Hausmann                 Cie (investment banking)
75008 Paris, France

Simone Rozes                            First Honorary President, Cour de
2, rue Villaret de Joyeuse              Cassation (government)
75017 Paris, France
----------
(1) Citizen of the United Kingdom
(2) Citizen of the United States of America
(3) Citizen of Belgium
(4) Citizen of Germany
(5) Citizen of Australia
(6) Citizen of Switzerland
(7) Citizen of Canada




                                                                    Schedule K
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                                    FINAXA

   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.


   Name, Business Address             Present Principal Occupation
   ----------------------             ----------------------------

*  Claude Bebear                      Chairman and Chief Executive Officer;
                                      Chairman of the Executive Board, AXA-UAP

*  Henri de Clermont-Tonnerre         Chairman of the Supervisory Board, Qualis
   4, avenue Van Dyke                 SCA (transportation)
   75008 Paris, France

*  Jean-Rene Fourtou                  Chairman and Chief Executive Officer,
   25, quai Paul Doumer               Rhone-Poulenc S.A. (industry)
   92408 Courbevoie Cedex
   France

*  Patrice Garnier                    Retired
   Latreaumont
   76360 Baretin, France

*  Henri Hottinguer (1)               Chairman and Chief Executive Officer,
   38, rue de Provence                Banque Hottinguer (banking)
   75009 Paris, France

*  Paul Hottinguer (1)                Assistant Chairman and Chief Executive
   38, rue de Provence                Officer, Banque Hottinguer (banking)
   75009 Paris, France

*  Henri Lachmann                     Chairman and Chief Executive Officer,
   56, rue Jean Giraudoux             Strafor Facom (office furniture)
   67000 Strasbourg, France

*  Andre Levy-Lang                    Chief Executive Officer, Paribas
   3, rue d'Antin                     (banking)
   75002 Paris, France

   Christien Manset                   Vice Chairman of the Supervisory Board,
   3, rue d'Antin                     Banque Paribas
   75002 Paris, France

*  Georges Rousseau                   Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan, France

   Emilio Ybarra (2)                  Chairman, Banco Bilbao Vizcaya (banking)
   Paseo de la Castillone, 8
   28046 Madrid, Spain
----------
*    Member, Conseil d'Administration
(1)  Citizen of Switzerland
(2)  Citizen of Spain




                                                                    Schedule L
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                       AXA ASSURANCES I.A.R.D. MUTUELLE

   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.


   Name, Business Address          Present Principal Occupation
   ----------------------          ----------------------------

*  Claude Bebear                   Chairman; Chairman of the Executive Board,
   23, avenue Matignon             AXA-UAP
   75008 Paris, France

   Jean-Luc Bertozzi               Executive Officer

*  Jean-Pierre Chaffin             Manager, Federation de la Metallurgie
   5, rue la Bruyere               (industry)
   75009 Paris, France

*  Gerard Coutelle                 Retired

*  Henri de Castries               Senior Executive Vice President, Financial
   23, avenue Matignon             Services and Life Insurance Activities (U.S.
   75008 Paris, France             & U.K.), AXA-UAP

*  Jean-Rene Fourtou               Chairman and Chief Executive Officer,
   25, quai Paul Doumer            Rhone-Poulenc S.A. (industry)
   92408 Courbevoie Cedex
   France

*  Patrice Garnier                 Retired
   Latreaumont
   76360 Baretin, France

*  Henri Lachmann                  Chairman and Chief Executive Officer,
   56, rue Jean Giraudoux          Strafor Facom (office furniture)
   67000 Strasbourg, France

*  Francois Richer                 Retired

   Georges Rousseau                Retired
*  2, rue des Mouettes
   76130 Mont Saint Aignan,
    France

*  Claude Tendil                   Chief Executive Officer; Senior Executive
                                   Vice President, French Insurance Activities,
                                   AXA-UAP

*  Nicolas Thiery                  Chairman and Chief Executive Officer,
   6 Cite de la Chapelle           Etablissements Jaillard (management
   75018 Paris, France             consulting)

*  Francis Vaudour                 Chief Executive Officer, Segafredo Zanetti
   14, boulevard Industriel        France S.A. (coffee importing and processing)
   76301 Sotteville les Rouen,
    France

----------
*  Member, Conseil d'Administration




                                                                    Schedule M
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                          AXA ASSURANCES VIE MUTUELLE

   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


   Name, Business Address          Present Principal Occupation
   ----------------------          ----------------------------

*  Claude Bebear                   Chairman; Chairman of the Executive Board,
   23, avenue Matignon             AXA-UAP
   75008 Paris, France

   Jean-Luc Bertozzi               Executive Vice President

*  Jean-Pierre Chaffin             Manager, Federation de la Metallurgie
   11, rue de Rome                 (industry)
   75008 Paris, France

*  Henri de Castries               Senior Executive Vice President, Financial
   23, avenue Matignon             Services and Life Insurance Activities (U.S.
   75008 Paris, France             & U.K.), AXA-UAP

*  Henri de Clermont-Tonnerre      Chairman of the Supervisory Board, Qualis
   4, avenue Van Dyke              SCA (transportation)
   75008 Paris, France

*  Gerard Coutelle                 Retired

*  Jean-Rene Fourtou               Chairman and Chief Executive Officer,
   25, quai Paul Doumer            Rhone-Poulenc S.A. (industry)
   92408 Courbevoie Cedex
    France

*  Henri Lachmann                  Vice Chairman; Chairman and Chief
   56, rue Jean Giraudoux          Executive Officer, Strafor Facom (office
   67000 Strasbourg, France        furniture)

*  Francois Richer                 Retired

*  Georges Rousseau                Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan,
    France

*  Claude Tendil                   Chief Executive Officer; Senior Executive
   Tour Assur 38                   Vice President, French Insurance Activities,
   92083 Paris La Defense, France  AXA-UAP

*  Nicolas Thiery                  Chairman and Chief Executive Officer,
   6 Cite de la Chapelle           Etablissements Jaillard (management
   75018 Paris, France             consulting)

*  Francis Vaudour                 Chief Executive Officer, Segafredo Zanetti
   14, boulevard Industriel        France S.A. (coffee importing and processing)
   76301 Sotteville les Rouen,
    France

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*  Member, Conseil d'Administration





                                                                    Schedule N
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                        AXA COURTAGE ASSURANCE MUTUELLE

   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.


   Name, Business Address      Present Principal Occupation
   ----------------------      ----------------------------

*  Claude Bebear               Chairman; Chairman of the Executive Board,
   23, avenue Matignon         AXA-UAP
   75008 Paris, France

*  Francis Cordier             Chairman and Chief Executive Officer, Group
   rue Nicephore Niepce        Demay Lesieur (food industry)
     BP 232 76304
   Sotteville Les Rouen,
    France

*  Gerard Coutelle             Retired

*  Henri de Castries           Senior Executive Vice President, Financial
   23, avenue Matignon         Services and Life Insurance Activities (U.S.
   75008 Paris, France         & U.K.), AXA-UAP

*  Jean-Rene Fourtou           Chairman and Chief Executive Officer,
   25, quai Paul Doumer        Rhone-Poulenc S.A. (industry)
   92408 Courbevoie Cedex
   France

*  Patrice Garnier             Retired
   Latreaumont
   76360 Baretin, France

*  Henri Lachmann              Vice Chairman; Chairman and Chief
   56, rue Jean Giraudoux      Executive Officer, Strafor Facom (office
   67000 Strasbourg, France    furniture)

*  Francis Magnan              Chairman and Chief Executive Officer,
   50, boulevard des Dames     Compagnie Daher (air and sea transportation)
   13002 Marseille, France

*  Jean de Ribes               Chairman and Chief Executive Officer,
   38, rue Fortuny             Banque Rivaud (banking)
   75008 Paris, France

*  Georges Rousseau            Retired
   2, rue des Mouettes
   76130 Mont Saint Aignan,
    France

*  Jean-Paul Saillard          Manager, AXA-UAP
   23, avenue Matignon
   75008 Paris, France

*  Claude Tendil               Chief Executive Officer; Senior Executive
   Tour Assur 38               Vice President, French Insurance Activities,
   92083 Paris La Defense,     AXA-UAP
    France

----------
*  Member, Conseil d'Administration





                                                                    Schedule O
                            Executive Officers and
                      Members of Conseil d'Administration
                                      of
                         ALPHA ASSURANCES VIE MUTUELLE


   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


    Name, Business Address          Present Principal Occupation
    ----------------------          ----------------------------

*   Claude Bebear                   Chairman; Chairman of the Executive Board,
    23, avenue Matignon             AXA-UAP
    75008 Paris, France

*   Henri Brischoux                 Corporate Secretary; AXA Assurance France
    Tour Assua 38
    92083 Paris La Defense,
     France

*   Bernard Cornille                Audit Manager, AXA Assurances
    21, rue de Chateaudun
    75009 Paris, France

*   Henri de Castries               Senior Executive Vice President, Financial
    23, avenue Matignon             Services and Life Insurance Activities (U.S.
    75008 Paris, France             & U.K.), AXA-UAP

*   Henri de Clermont-Tonnerre      Chairman of the Supervisory Board, Qualis
    4, avenue Van Dyke              SCA (transportation)
    75008 Paris, France

*   Claude Fath                     Chairman of the Executive Board, UAP Vie
    Tour Assur 28F
    92083 Paris Las Defense,
     France

*   Jean-Rene Fourtou               Chairman and Chief Executive Officer,
    25, quai Paul Doumer            Rhone-Poulenc S.A. (industry)
    92408 Courbevoie Cedex
    France

*   Patrice Garnier                 Retired
    Latreaumont
    76360 Baretin, France

*   Henri Lachmann                  Vice Chairman; Chairman and Chief
    56, rue Jean Giraudoux          Executive Officer, Strafor Facom (office
    67000 Strasbourg, France        furniture)

*   Georges Rousseau                Retired
    2, rue des Mouettes
    76130 Mont Saint Aignan,
     France

*   Claude Tendil                   Chief Executive Officer; Senior Executive
    Tour Assur 38                   Vice President, French Insurance Activities,
    92083 Paris La Defense, France  AXA-UAP

*   Francis Vaudour                 Chief Executive Officer, Segafredo Zanetti
    14, boulevard Industriel        France S.A. (coffee importing and
    76301 Sotteville les Rouen,     processing)
    France

----------
*   Member, Conseil d'Administration